Exhibit 99.2

ILLINOIS TOOL WORKS INC. and SUBSIDIARIES
2008 STATEMENT OF INCOME RESTATED FOR DISCONTINUED OPERATIONS
(UNAUDITED)
(In thousands except per share amounts)

	1Q 2008	2Q 2008	YTD
Operating Revenues	$3,823,278	$4,219,925	$8,043,203
Cost of revenues	2,465,943	2,694,930	5,160,873
Selling, administrative, and R&D expenses	736,591	777,129	1,513,720
Amortization and impairment of
goodwill and other intangible assets	41,363	42,087	83,450
Operating Income	579,381	705,779	1,285,160
Interest expense	(37,427)	(36,530)	(73,957)
Other income (expense)	(20,688)	24,848	4,160
Income from Continuing Operations
Before Income Taxes	521,266	694,097	1,215,363
Income taxes	151,405	197,291	348,696
Income from Continuing Operations	369,861	496,806	866,667
Income (Loss) from Discontinued Operations	(66,240)	31,284	(34,956)
Net Income	$303,621	$528,090	$831,711

Income Per Share from Continuing Operations:
Basic	$ 0.70	$ 0.95	$ 1.65
Diluted	$ 0.70	$ 0.95	$ 1.64

Income (Loss) Per Share from Discontinued Operations:
Basic	$ (0.13)	$ 0.06	$ (0.07)
Diluted	$ (0.13)	$ 0.06	$ (0.07)

Net Income Per Share:
Basic	$ 0.58	$ 1.01	$ 1.59
Diluted	$ 0.57	$ 1.01	$ 1.58

Shares of Common Stock Outstanding During the Period:
Average	526,299	521,488	523,894
Average assuming dilution	529,725	525,209	527,467

ILLINOIS TOOL WORKS INC. and SUBSIDIARIES
2007 STATEMENT OF INCOME RESTATED FOR DISCONTINUED OPERATIONS
(UNAUDITED)
(In thousands except per share amounts)

	1Q 2007	2Q 2007	3Q 2007	4Q 2007	YTD
Operating Revenues	$3,420,745	$3,797,496	$3,744,402	$$3,908,433	$14,871,076
Cost of revenues	2,201,143	2,423,219	2,389,520	2,518,959	9,532,841
Selling, administrative, and R&D expenses	644,114	696,799	669,563	731,875	2,742,351
Amortization and impairment of
goodwill and other intangible assets	35,928	36,419	35,762	38,887	146,996
Operating Income	539,560	641,059	649,557	618,712	2,448,888
Interest expense	(24,354)	(25,597)	(25,783)	(26,242)	(101,976)
Other income	7,540	23,018	23,024	4,205	57,787
Income from Continuing Operations
Before Income Taxes	522,746	638,480	646,798	596,675	2,404,699
Income taxes	164,170	192,749	182,697	153,147	692,763
Income from Continuing Operations	358,576	445,731	464,101	443,528	1,711,936
Income from Discontinued Operations	43,859	59,875	26,987	27,205	157,926
Net Income	$402,435	$505,606	$491,088	$470,733	$1,869,862

Income Per Share from Continuing Operations:
Basic	$ 0.64	$ 0.80	$ 0.84	$ 0.82	$ 3.10
Diluted	$ 0.64	$ 0.79	$ 0.84	$ 0.82	$ 3.08

Income Per Share from Discontinued Operations:
Basic	$ 0.08	$ 0.11	$ 0.05	$ 0.05	$ 0.29
Diluted	$ 0.08	$ 0.11	$ 0.05	$ 0.05	$ 0.28

Net Income Per Share:
Basic	$ 0.72	$ 0.91	$ 0.89	$ 0.87	$ 3.39
Diluted	$ 0.71	$ 0.90	$ 0.89	$ 0.87	$ 3.36

Shares of Common Stock Outstanding During the Period:
Average	559,001	556,793	549,561	538,466	551,549
Average assuming dilution	563,280	561,244	554,255	542,965	556,030